As filed with the Securities and Exchange Commission on November 13, 2007

Registration No. 333-_____

Post-Effective Amendment No. 1 to Registration Statement Nos. 33-53086, 333-04785, 333-57769 and 333-57771
______________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
AND
POST-EFFECTIVE AMENDMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

HOOPER HOLMES, INC.
(Exact name of registrant as specified in its charter)

                                                      New York                                                                                  22-1659359
                                        (State or other jurisdiction of                                                           (IRS Employer Identification No.)
                                        incorporation or organization)

170 Mt. Airy Road
Basking Ridge, New Jersey 07920
(908) 766-5000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Hooper Holmes, Inc. 2002 Stock Option Plan
Stock Purchase Plan (2004) of Hooper Holmes, Inc.
(Full title of plans)

William F. Kracklauer, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Hooper Holmes, Inc.
170 Mount Airy Road
Basking Ridge, NJ 07920
(908) 953-6314
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald H. Meiers, Esq.
Steptoe & Johnson LLP
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (5)	Proposed maximum aggregate offering price (5)	Amount of registration fee (6)
Common Stock, $0.04 par value per share	2,197,900 shares (2)	$4.52	$9,934,508	$304.99
Common Stock, $0.04 par value per share	753,900 shares (3)	$2.24	$1,688,736	$51.84
Common Stock, $0.04 par value per share	1,918,492 shares (4)	$2.24	$4,297,422	$131.93
Total	4,870,292 shares		$15,920,666	$488.76

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Hooper Holmes, Inc. (the “Company”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction in accordance with the anti-dilution provisions of the Hooper Holmes, Inc. 2002 Stock Option Plan and the Stock Purchase Plan (2004) of Hooper Holmes, Inc.

(2)	Represents shares of common stock issuable upon exercise of stock options granted under the Hooper Holmes, Inc. 2002 Stock Option Plan.

(3)	Represents shares of common stock that are currently authorized for issuance upon exercise of awards that may be granted in the future under the Hooper Holmes, Inc. 2002 Stock Option Plan.

(4)	Represents shares of common stock that may be issued in the future under the Stock Purchase Plan (2004) of Hooper Holmes, Inc.

(5)
With respect to the 2,197,900 shares of common stock issuable upon the exercise of stock options granted under the Hooper Holmes, Inc. 2002 Stock Option Plan, the proposed maximum offering price is calculated in accordance with Rule 457(h)(1) under the Securities Act based on the weighted average exercise price of such shares, $4.52 per share.  Such options were granted with exercise prices ranging from $2.86 to $6.18 per share.  With respect to the 753,900 shares of common stock issuable upon the exercise of awards that may be granted in the future under the Hooper Holmes, Inc. 2002 Stock Option Plan, and the 1,918,492 shares of common stock that may be issued in the future under the Stock Purchase Plan (2004) of Hooper Holmes, Inc., the proposed maximum aggregate offering price per share is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based on the average of the high ($2.30) and low ($2.16) sales price per share of common stock, as reported on the American Stock Exchange, on November 8, 2007, a date within five business days of the date on which this registration statement is being filed.

(6)
In accordance with Rule 429 of the rules and regulations under the Securities Act, this Registration Statement contains a combined prospectus relating to the 4,870,292 shares registered hereby, and an aggregate of 12,400,000 shares of the Company’s common stock which were previously registered by the filing of the following registration statements: (i) File No. 333-72422, filed October 29, 2001, covering 2,000,000 shares (post-adjustment for one 2-for-1 stock split) of common stock issuable under the Hooper Holmes, Inc. 1999 Stock Option Plan; (ii) File No. 333-57769, filed June 26, 1998, covering 2,400,000 shares (post-adjustment for three 2-for-1 stock splits) of common stock issuable under the Hooper Holmes, Inc. 1997 Stock Option Plan; (iii) File No. 333-04785, filed May 30, 1996, covering 4,000,000 shares (post-adjustment for three 2-for-1 stock splits) of common stock issuable under the Hooper Holmes, Inc. 1994 Stock Option Plan; and (iv) File No. 33-53086, filed on October 8, 1992, covering 4,000,000 shares (post-adjustment for three 2-for-1 stock splits) of common stock issuable under the Hooper Holmes, Inc. 1992 Stock Option Plan.  With respect to an aggregate of 3,597,200 shares that are either subject to outstanding options granted under these plans or underlie options that may be granted in the future under certain of these plans, the registration of such shares is being carried forward.  The Company previously paid registration fees in connection with the filing of these prior registration statements in the approximate aggregate amount of $11,225.70.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to (i) 2,197,900 shares of the Company’s common stock issuable upon exercise of stock options granted under the Hooper Holmes, Inc. 2002 Stock Option Plan, which was approved by the shareholders of Hooper Holmes, Inc. (the “Company”) at the Company’s annual meeting of shareholders held on May 21, 2002, (ii) 753,900 shares of the Company’s common stock authorized for issuance upon exercise of awards that may be granted in the future under the Hooper Holmes, Inc. 2002 Stock Option Plan, and (iii) 1,918,942 shares of the Company’s common stock that may be issued in the future under the Stock Purchase Plan (2004) of Hooper Holmes, Inc., which was approved by our shareholders at the annual meeting of shareholders on May 20, 2003.

In accordance with Rule 429 under the Securities Act, the prospectus covering shares of the Company’s common stock registered under this Registration Statement also relates to shares of the Company’s common stock covered by registration statements, file numbers 333-72422, 333-57769, 333-04785 and 33-53086, issuable pursuant to outstanding options granted under any of (A) (i) the Hooper Holmes, Inc. 1999 Stock Option Plan, (ii) the Hooper Holmes, Inc. 1997 Stock Option Plan, (iii) the Hooper Holmes, Inc. 1994 Stock Option Plan or (iv) the Hooper Holmes, Inc. 1992 Stock Option Plan, and (B) shares that underlie options that may be granted in the future under certain of these plans.  In accordance with General Instruction E to Form S-8, the contents of the registration statements, file numbers 333-72422, 333-57769, 333-04785 and 33-53086, are incorporated herein by this reference and made part of this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

This Registration Statement also constitutes post-effective amendment no. 1 to the following registration statements on Form S-8 (indicated by file number) to remove from registration the following numbers of shares of common stock that remain unsold and that are not subject to awards currently outstanding under the indicated plans (for which no further awards can be made):

•	File No. 33-53086 (removing 554,200 shares previously registered for issuance under the Hooper Holmes, Inc. 1992 Stock Option Plan);

•	File No. 333-04785 (removing 1,349,646 shares previously registered for issuance under the Stock Purchase Plan (1993) of Hooper Holmes, Inc.);

•	File No. 333-04785 (removing 79,700 shares previously registered for issuance under the Hooper Holmes, Inc. 1994 Stock Option Plan);

•	File 333-57769 (removing 100,000 shares previously registered for issuance under the Hooper Holmes, Inc. 1997 Director Option Plan); and

•	File No. 333-57771 (removing 524,700 shares previously registered for issuance under the Hooper Holmes, Inc. 1997 Stock Option Plan).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.*

Item 2.                      Registrant Information and Employee Plan Annual Information.*

*
The information required by Part I, to be contained in the Section 10(a) prospectus, is omitted from this registration statement in accordance with Rule 428(b)(1) under the Securities Act.  Such information has been or will be sent or given to participants in the plans covered by this registration statement, as specified by Rule 428(b)(1) under the Securities Act.  The information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements in accordance with Rule 424 of the Securities Act.  The document(s) containing such information, and the documents incorporated by reference into this registration statement in accordance with Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Commission.  The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)           the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission in accordance with Section 13(a) or 15(d) of the Exchange Act on March 15, 2007;

(b)           the Company’s quarterly reports on Form 10-Q for the first, second and third quarters of the fiscal year ending December 31, 2007, filed with the Commission in accordance with Section 13(a) or 15(d) of the Exchange Act on May 10, 2007, August 9, 2007 (as amended August 15, 2007), and November 9, 2007, respectively;

(c)           all other reports filed in accordance with Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(d)           the description of the Company’s common stock contained in the Company’s registration statement on Form 8-A, filed on April 29, 1985, in accordance with the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents; provided, however, that in no event will any of the information that either (i) the Company has “furnished” to, rather than “filed” with, the Commission in any Current Report on Form 8-K from time to time, or (ii) is referred to in Item 407(e)(5) of Regulation S-K of the Commission (i.e., a Compensation Committee report) be incorporated by reference into, or otherwise included in, this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

New York Business Corporation Law

Section 722 of the Business Corporation Law of the State of New York (the “BCL”) provides that a corporation may indemnify its directors and officers, such indemnification being subject to the provisions of Sections 721-725 of the BCL.

Article X (“Indemnification”) of the Company’s by-laws provides as follows:

The Corporation shall (a) indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys’ fees actually and necessarily incurred by him in connection with the defense of such action, and/or with any appeal therein, and (b) indemnify any person made, or threatened to be made, a party to any action or proceeding, other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or served any other corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, in each case to the fullest extent permissible under Sections 721 through 726 of the New York Business Corporation Law or the indemnification provisions of any successor statute.

Indemnity Agreements with Certain Officers and Directors

The Company has entered into indemnity agreements (“Indemnity Agreements”) with certain of its directors and executive officers.  Each such Indemnity Agreement provides that the Company will indemnify the officer and/or director, whether on account of service in such capacity or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against:

(i)           in the case of a third party Proceeding (as that term is defined in the Indemnity Agreements), all Expenses (as that term is defined in the Indemnity Agreements), judgments, fines and penalties actually and reasonably incurred in connection with the defense or settlement of a Proceeding, but only if the officer and/or director acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful; and

(ii)           in the case of a Proceeding by or in the right of the Company, amounts paid in settlement and all Expenses actually and reasonably incurred in connection with the defense or settlement of a Proceeding, but only if the officer and/or director acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation, or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company.  In the case of a Proceeding by or in the right of the Company, no indemnification shall be made in respect of:

(1)           a threatened action, or a pending action which is settled or otherwise disposed of, or

(2)           any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company –

unless and only to the extent that the court in which the action was brought (or, if no action was brought, any court of competent jurisdiction) determines upon application that, in view of all the circumstances of the case, the officer and/or director is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Notwithstanding any other provisions of the Indemnity Agreement, to the extent an officer and/or director is successful on the merits or otherwise in the defense of any Proceeding or in the defense of any claim, issue or matter therein (including the dismissal of an action without prejudice) such officer and/or director shall be indemnified against all Expenses incurred in connection therewith.

The indemnification provided under an Indemnity Agreement is not to be deemed exclusive of any other rights an officer and/or director may be entitled to under the Company’s organizational documents, any agreement, any vote of disinterested directors, or the Business Corporation law of the State of New York.

The Company’s obligations under each Indemnity Agreement continue in force even though the officer and/or director may have ceased to be an officer or director, and inure to the benefit of the heirs and personal representatives of the officer and/or director.

The 2002, 1999, 1997, 1994 and 1992 Stock Option Plans

Each of the Hooper Holmes, Inc, 2002, 1999, 1997, 1994 and 1992 Stock Option Plans provide that neither the Board of Directors of the Company nor the Committee (as that term is defined in the plans), nor any current or past member of either, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the plan or any option agreement issued under the plan.  The Company is to indemnify and hold harmless current and past members of the Board and the Committee against and from:

•
any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by any such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be or become a party or in which such member may be or become involved by reason of any action taken or not taken under the plan; and

•	any and all amounts paid by such member in settlement of any such claim, action, suit or proceeding –

except a judgment in favor of the Company based upon a finding of such member’s lack of faith.

The right of indemnification provided under each of the plans shall not be exclusive of any other right to which a current or former member of the Board or the Committee may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such member harmless.

Directors and Officers Liability Insurance

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors and officers.

Item 7.  Exemption for Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.                                Description of Exhibit

5.1	Opinion of Steptoe & Johnson LLP as to the validity of shares to be issued under each of the Hooper Holmes, Inc. 2002 Stock Option Plan and the Stock Purchase Plan (2004) of Hooper Holmes, Inc.

10.1
Stock Purchase Plan (2004) of Hooper Holmes, Inc., previously filed with the Commission on April 16, 2003 as part of the Company’s definitive proxy statement on Schedule 14A for the Company’s annual meeting of shareholders held on May 20, 2003

10.2
Hooper Holmes, Inc. 2002 Stock Option Plan, previously filed with the Commission on April 15, 2002 as part of  the Company’s definitive proxy statement on Schedule 14A for the Company’s annual meeting of shareholders held on May 21, 2002

10.3	Hooper Holmes, Inc. 1999 Stock Option Plan, previously filed with the Commission as Exhibit 10.13 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1999

10.4	Hooper Holmes, Inc. 1997 Stock Option Plan, previously filed with the Commission as Exhibit 10.10 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1997

10.5	Hooper Holmes, Inc. 1994 Stock Option Plan, previously filed with the Commission as Exhibit 10.16 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1994

10.6	Hooper Holmes, Inc. 1992 Stock Option Plan, as amended, previously filed with the Commission as Exhibit 10.11 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1992

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Steptoe & Johnson LLP (included in Exhibit 5.1)

24.1	Power of attorney (reference is made to the signature page)

99.1	Form of option agreement under the Hooper Holmes, Inc. 2002, 1999, 1997, 1994 and 1992 Stock Option Plans

99.2	Form of stock purchase agreement under the Stock Purchase Plan (2004) of Hooper Holmes, Inc.

Item 9. Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report in accordance with Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company in accordance with the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly cause this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on November [   ], 2007.

HOOPER HOLMES, INC.

By:           /s/ William F. Kracklauer
William F. Kracklauer
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Hooper Holmes, Inc., hereby severally constitute and appoint James D. Calver, Michael J. Shea and William F. Kracklauer, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Hooper Holmes, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                           Title                                                                          Date

/s/ James D. Calver                           President, Chief Executive Officer                                                         November 2, 2007
James D. Calver                                 and Director
              (Principal Executive Officer)

/s/ Michael J. Shea                             Senior Vice President,                                                                    November 2, 2007
Michael J. Shea                                  Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Joseph A. Marone, Jr.                 Vice President and Controller                                                               November 2, 2007
Joseph A. Marone, Jr.                       (Principal Accounting Officer)

/s/ Roy H. Bubbs                               Director                                                                   November 2, 2007
Roy H. Bubb

/s/ Benjamin A. Currier                     Chairman of the Board                                                                   November 5, 2007
Benjamin A. Currier

/s/ Dr. Leslie Hudson                        Director                                                                       November 2, 2007
Dr. Leslie Hudson

/s/ Quentin J. Kennedy                    Director                                                                   November 4, 2007
Quentin J. Kennedy

Roy E. Lowrance                               Director                                                                    November 2, 2007
Roy E. Lowrance

John W. Remshard                           Director                                                                    November 2, 2007
John W. Remshard

Dr. Elaine L. Rigolosi                       Director                                                                    November 3, 2007
Dr. Elaine L. Rigolosi

Kenneth R. Rossano                       Director                                                                    November 2, 2007
Kenneth R. Rossano

INDEX TO EXHIBITS

Exhibit No.                                Description of Exhibit

5.1	Opinion of Steptoe & Johnson LLP as to the validity of shares to be issued under each of the Hooper Holmes, Inc. 2002 Stock Option Plan and the Stock Purchase Plan (2004) of Hooper Holmes, Inc.

10.1
Stock Purchase Plan (2004) of Hooper Holmes, Inc., previously filed with the Commission on April 16, 2003 as part of the Company’s definitive proxy statement on Schedule 14A for the Company’s annual meeting of shareholders held on May 20, 2003

10.2
Hooper Holmes, Inc. 2002 Stock Option Plan, previously filed with the Commission on April 15, 2002 as part of  the Company’s definitive proxy statement on Schedule 14A for the Company’s annual meeting of shareholders held on May 21, 2002

10.3	Hooper Holmes, Inc. 1999 Stock Option Plan, previously filed with the Commission as Exhibit 10.13 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1999

10.4	Hooper Holmes, Inc. 1997 Stock Option Plan, previously filed with the Commission as Exhibit 10.10 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1997

10.5	Hooper Holmes, Inc. 1994 Stock Option Plan, previously filed with the Commission as Exhibit 10.16 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1994

10.6	Hooper Holmes, Inc. 1992 Stock Option Plan, as amended, previously filed with the Commission as Exhibit 10.11 to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 1992

23.1	Consent of KPMG LLP, independent registered public accounting firm

23.2	Consent of Steptoe & Johnson LLP (included in Exhibit 5.1)

24.1	Power of attorney (reference is made to the signature page)

99.1	Form of option agreement under the Hooper Holmes, Inc. 2002, 1999, 1997, 1994 and 1992 Stock Option Plans

99.2	Form of stock purchase agreement under the Stock Purchase Plan (2004) of Hooper Holmes, Inc.